Exhibit 10.7
INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(for Time- and Performance-Vesting Options)

1.	OPTION GRANT; TERMS OF OPTION
This Option Agreement (this “Agreement”), the Notice of Grant delivered online by logging into the E*TRADE Financial Corporation website (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the stock option grant (“Option”) identified in your Notice of Grant. The Option granted to you is effective as of the grant date set forth in the Notice of Grant (the “Grant Date”). If there is any conflict between the terms in this Agreement and the 2006 Plan, the terms of the 2006 Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Notice of Grant but defined in the 2006 Plan will have the same definitions as in the 2006 Plan.
If you are instructed by the administrators of the 2006 Plan to accept this Agreement and you fail to do so in the manner specified by the administrators within 180 days of the Grant Date, the Option identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.

2.	NONQUALIFIED STOCK OPTION
The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	OPTION PRICE
The exercise price of the option (the “Exercise Price”), as set forth in the Notice of Grant, is 100% of the Market Value of the common stock of the Corporation, $.001 par value (the “Common Stock”), on the Grant Date. “Market Value” means the average of the highest and lowest sales prices of the Common Stock, as reported by the Nasdaq Global Select Market (“Nasdaq”).

4.	VESTING TERMS
(a)    Time-Vesting Terms. The Option will vest in four (4) equal installments, with the first vesting commencing on the first anniversary of the Grant Date, the second vesting on February 1, 2021, the third vesting on February 1, 2022 and the last vesting on February 1, 2023, subject to the satisfaction of the Performance-Vesting Terms set forth in subsection (b) below.

(b)    Performance-Vesting Terms. In addition to the Time-Vesting Terms described in subsection (a) above, the Option shall vest and become exercisable only in the event the Stock Price Performance Hurdle is satisfied on or prior to February 1, 2024. The Stock Price Performance Hurdle is a period of thirty (30) consecutive trading days in which the closing price of a share of the Common Stock reported on Nasdaq is at least the greater of (1) 30% over the closing price of Common Stock on February 1, 2019, or (2) 15% over the closing price of Common Stock on the Grant Date (both closing prices are as reported by Nasdaq). In the event the Stock Price Performance Hurdle is not satisfied on or prior to February 1, 2024, the Option will expire and be cancelled as of February 1, 2024 and you will not be entitled to exercise the Option or any portion thereof and will not be entitled to receive any consideration for the Option.

5.	TERM OF OPTION AND EXERCISE OF OPTION
To the extent the option becomes vested and exercisable pursuant to the terms set forth in this Agreement and has not been previously exercised, and subject to termination or acceleration as provided in this Agreement and the requirements set forth in this Agreement, the Notice of Grant and the 2006 Plan, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant. Notwithstanding anything to the contrary in Sections 6 through 8 hereof, no part of the Option may be exercised after ten (10) years from the date of grant.
The process for exercising the Option (or any part thereof) is governed by this Agreement, the Notice of Grant, the 2006 Plan and your agreements with the Corporation’s stock plan administrator. Exercises of stock options will be processed as soon as practicable. The option price may be paid (a) in cash, (b) by arrangement with the Corporation’s stock plan administrator which is acceptable to the Corporation where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to the Corporation, (c) by delivery of any other lawful consideration approved in advance by the Committee of the Board of Directors of the Corporation established pursuant to the 2006 Plan (the “Committee”) or its delegate, or (d) in any combination of the foregoing. Fractional shares may not be exercised. Shares of the Common Stock will be issued as soon as practicable. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, the Corporation may from time to time suspend the ability of employees to exercise options for limited periods of time.
Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.
Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, the Corporation may reduce the unvested portion of your Option if you change classification from a full-time to a part-time employee.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE EXPIRATION DATE.
IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

6.	SUSPENSION OR TERMINATION OF OPTION FOR MISCONDUCT
If at any time the Committee of the Board of Directors of the Corporation established pursuant to the 2006 Plan (the “Committee”), including any Subcommittee or “Authorized Officer” (as defined in Section 8(a)(v) of the 2006 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(a)(v) of the 2006 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your option and your right to exercise your option, to the extent it is vested, may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, your option shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to your option whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

7.	TERMINATION OF EMPLOYMENT
Except as expressly provided otherwise in this Agreement, if your employment by the Corporation terminates for any reason, whether voluntarily or involuntarily, other than death, Disablement (defined below), or discharge for misconduct, you may exercise any portion of the option that had vested on or prior to the date of termination at any time prior to ninety (90) days after the date of such termination, but in no event later than the expiration date. The Option shall terminate on the 90th day to the extent that it is unexercised. The portion of the Option that is unvested as of the date of employment termination shall be cancelled on the date of employment termination, regardless of whether such employment termination is voluntary or involuntary.
For purposes of this Section 7, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Corporation stock option grants, nor would your transfer from Corporation to any

Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation be deemed a termination of employment. Further, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party shall be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are designated as an employee of a Subsidiary for purposes of this provision.

8.	DEATH
Except as expressly provided otherwise in this Agreement, if you die while employed by the Corporation, the executor of your will, administrator of your estate or any successor trustee of a grantor trust may exercise the Option, to the extent not previously exercised and whether or not vested on the date of death, at any time prior to 365 days from the date of death or until the expiration date of the Option, if earlier.
Except as expressly provided otherwise in this Agreement, if you die prior to ninety (90) days after terminating your employment with the Corporation, the executor of your will or administrator of your estate may exercise the option, to the extent not previously exercised and to the extent the option had vested on or prior to the date of your employment termination, at any time prior to 365 days from the date of your employment termination or until the expiration date of the Option, if earlier.
The option shall terminate on the applicable expiration date described in this Section 7, to the extent that it is unexercised.

9.	DISABILITY
Except as expressly provided otherwise in this Agreement, following your termination of employment due to Disablement, you may exercise the Option, to the extent not previously exercised and whether or not the Option had vested on or prior to the date of employment termination, at any time prior to 365 days from the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement as described in this Section 9, but in no event later than the expiration date of the Option; provided, however, that while the claim of Disablement is pending, options that were unvested at termination of employment may not be exercised and options that were vested at termination of employment may be exercised only during the period set forth in Section 7 hereof. The option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For purposes of this Agreement, “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” shall have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

10.	INCOME TAXES WITHHOLDING
Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. The Corporation shall not be required to issue shares of the Common Stock or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Corporation withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option, or to the extent permitted by the Committee, by tendering shares of the Common Stock previously acquired.

11.	TRANSFERABILITY OF OPTION
Unless otherwise provided by the Committee, each option shall be transferable only

(a)	pursuant to your will or upon your death to your beneficiaries, or

(b)
by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only shareholders are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family, or

(c)	by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets.
For purposes of this Agreement, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings.
With respect to transfers by gift under subsection (b), the Option is transferable whether vested or not at the time of transfer. With respect to transfers by gift under subsection (c), options are transferable only to the extent the Option is vested at the time of transfer. Any purported assignment, transfer or encumbrance that does not qualify under subsections (a), (b) and (c) above shall be void and unenforceable against the Corporation.
All or any portion of the Option transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution.
The transferability of the Option is subject to any applicable laws of your country of residence or employment.

12.	DISPUTES
Any question concerning the interpretation of this Agreement, your Notice of Grant, the Option or the 2006 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the Option or the 2006 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 15(g) to have been arbitrary and capricious.

13.	AMENDMENTS
The 2006 Plan and the Option may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.

14.	DATA PRIVACY
You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other Option grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you (the “Employer”) and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.
You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred to E*TRADE Financial Corporate Services, Inc. and E*TRADE Securities LLC (“E*Trade”) and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, E*Trade and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your Option. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.
Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.
Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the 2006 Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the 2006 Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.

15.	THE 2006 PLAN AND OTHER AGREEMENTS; OTHER MATTERS

(a)
The provisions of this Agreement and the 2006 Plan are incorporated into the Notice of Grant by reference. You hereby acknowledge that a copy of the 2006 Plan has been made available to you. Certain capitalized terms used in this Agreement are defined in the 2006 Plan.

This Agreement, the Notice of Grant and the 2006 Plan constitute the entire understanding between you and the Corporation regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.
The grant of an option to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(b)
Options are not part of your employment contract (if any) with the Corporation, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)
In consideration of the grant of the Option, no claim or entitlement to compensation or damages will arise from termination of your Option or diminution in value of the Option or Common Stock acquired through vested and exercise of the Option resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.

(d)	Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

(e)
To the extent that the Option refers to the Common Stock of the Corporation, and as required by the laws of your residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.

(f)	Copies of the Corporation’s Annual Report to Stockholders for its latest fiscal year and the Corporation’s latest quarterly report are available, without charge, at the Corporation’s business office.

(g)
Because this Agreement relate to terms and conditions under which you may purchase Common Stock of the Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h)
Notwithstanding any other provision of this Agreement, if any changes in the law or the financial or tax accounting rules applicable to the options covered by this Agreement shall occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the options (whether vested or unvested), the shares issued or issuable pursuant to this option and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested options at the time of such determination.

(i)
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the 2006 Plan, or his or her acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the 2006 Plan before taking any action related to the 2006 Plan.

(j)
In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(k)
You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach of this Agreement.

16.	APPENDIX
The Option and the shares of Common Stock acquired under the 2006 Plan shall be subject to any special terms and conditions for your country set forth in the Appendix to this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent that the Corporation determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17.	IMPOSITION OF OTHER REQUIREMENTS
The Corporation reserves the right to impose other requirements on the Option and on any shares of Common Stock acquired upon vesting an exercise of the Option, to the extent that the Committee determines it is necessary for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.	NON-SOLICITATION; CONFIDENTIALITY.
You acknowledge that you hold a senior position at the Corporation and have received and been privy to the Corporation’s confidential information and trade secrets. You further acknowledge that the Corporation has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, and in light of the substantial benefits provided to you under this Agreement, you hereby agree to the covenants protective of the Corporation.

(a)
Non-Solicitation. You agree that during your employment with the Corporation and for a period of twelve (12) months after the termination of your employment with the Corporation for any reason, you will not, directly or indirectly, solicit, induce or attempt to solicit or induce any Restricted Person to leave employment with the Corporation, violate the terms of any employment agreement or similar arrangement with the Corporation or otherwise interfere in any way with the relationship between the Restricted Person and the Corporation. You further agree that you will not use or disclose Confidential Information (as defined below) at any time to aid any third party to target, identify, and/or solicit Restricted Persons to leave employment or engagement by the Corporation. For purposes of this Agreement, “Restricted Person” means any person employed or otherwise engaged as a service provider by the Corporation as of your employment termination date and with whom you had business contact or about whom you had access to Confidential Information during the two-year period prior to your employment.

(b)
Confidentiality/Trade Secrets. You acknowledge you have acquired knowledge of or had access to Confidential Information or other proprietary information of the Corporation, its customers and/or third parties during the course of your employment at The Corporation. For purposes of this Agreement, “Confidential Information” includes, without limitation: technical information (e.g., roadmaps, schematics, source code, specifications), business information (e.g., product information, marketing strategies, markets, sales, customers, customer lists or phone books), personnel information (e.g., organizational charts, employee lists, skill sets, employee health information, names, phone numbers, email addresses, personnel files, employee compensation (except where the disclosure of such personnel information is permissible under local labor law such as the right of employees to discuss compensation and working conditions under the US National Labor Relations Act), and other non-public the Corporation data and information of a similar nature. You acknowledge your ongoing obligation to protect such information, during and after your employment with the Corporation. Notwithstanding the above, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to an attorney or to a federal, state, or local government official, either directly or indirectly, and is solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding filed by you, if such document is filed under seal and pursuant to court order.

(c)
Understanding of Covenants; Consideration. You hereby represent that you (1) are familiar with the foregoing non-solicitation and confidentiality covenants (2) are fully aware of your obligations hereunder, (3) agree to the reasonableness of the length of time and scope of the foregoing covenants, and (4) agree that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.

(d)	Remedy for Breach. You hereby agree that if you breach any provision of this Section 17, the damage to the Corporation may be substantial and money damages will not afford the Corporation an adequate remedy, and if you are in breach of any provision of this Section 17, or threatens such a breach (by initiating a course of action that would reasonably be expected to lead to a breach), the Corporation shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, without bond or other security, to prevent or restrain a breach of any provision of this Section 17.
* * * * *

By acknowledging this grant of an awards or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the Option identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2006 Plan. You further acknowledge that you have read and understood the terms of the Option set forth in this Agreement, the Grant Notice and the 2006 Plan.

APPENDIX TO THE

INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
Capitalized terms used and not defined in this Appendix will have the meaning given to them in the Option Agreement (the “Agreement”) and/or the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as applicable.
Terms and Conditions
This Appendix, which is part of the Agreement, contains additional or different terms and conditions that govern the Option if you are residing and/or employed outside of the United States. The terms and conditions in Part A apply to all participants outside of the United States. The country-specific terms and conditions in Part B apply to participants located in any of the countries listed in Part B.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Option is granted to you or are considered a resident of another country for local law purposes, the Corporation will determine to what extent the terms and conditions herein will apply to you.
Notifications
This Appendix also includes information regarding securities laws and certain other issues of which you should be aware with respect to your participation in the 2006 Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the 2006 Plan because the information may be out of date at the time you exercise the Option, upon the subsequent sale of the shares of Common Stock or upon the receipt of any dividends.
In addition, the information is general in nature and may not apply to your particular situation, and the Corporation is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

A.	NON-U.S. PROVISIONS
1.Nature of Grant. The following provision supplements Section 15 of the Option Agreement. In accepting the Option, you acknowledge, understand and agree that:

(a)the 2006 Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the 2006 Plan;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Corporation;
(d)the grant of the Option and your participation in the 2006 Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Corporation, the Employer, or any parent or Subsidiary and shall not interfere with the ability of the Corporation, the Employer, or any parent or Subsidiary to terminate your employment;
(e)you are voluntarily participating in the 2006 Plan;
(f)the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;
(g)the Option and the shares of Common Stock subject to the Option, and the income from and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)If the underlying shares of Common Stock do not increase in value, the Option will have no value;
(j)If you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the Exercise Price;
(k)notwithstanding any terms or conditions of the 2006 Plan to the contrary, unless otherwise provided in the Agreement, for purposes of the Option, your employment will be considered terminated as of the date you are no longer actively providing services to the Corporation or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence); and
(l)neither the Corporation nor the Employer nor any parent or Subsidiary will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the Option or the subsequent sale of any shares of Common Stock subject to the Option acquired under the 2006 Plan.
2.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Option translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.
3.Electronic Delivery and Participation. The Corporation may, in its sole discretion, decide to deliver any documents related to the Option granted under the 2006 Plan or future stock options that may be granted under the 2006 Plan by electronic means or request your consent to participate in the 2006 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2006 Plan through any on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
4.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., the Option) or rights links to the value of shares of Common Stock under the 2006 Plan during such times as you considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal advisor on this matter.
5.Exchange Control, Foreign Asset/Account and/or Tax Reporting Requirements. You acknowledge that there may be certain exchange control, foreign asset/account and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the 2006 Plan (including the proceeds from the sale of shares of Common Stock and the receipt of any dividends) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the 2006 Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations and that you should speak to your personal advisor on this matter.

B.	COUNTRY-SPECIFIC PROVISIONS
BELGIUM
There are no country-specific provisions.
CANADA
Terms and Conditions
Exercise of Option. Notwithstanding any provisions to the contrary in the Agreement and the 2006 Plan, you are not permitted to pay the Exercise Price with previously-owned shares of Common Stock or with shares of Common Stock to be issued upon exercise of the Option. The Corporation reserves the right to provide you with these methods of payment in the future.
Termination. The following provision replaces Section 1(k) of Part A of this Appendix:
Notwithstanding any terms or conditions of the 2006 Plan to the contrary, unless otherwise provided for in this Agreement, for purposes of the Option, your employment will be considered terminated the earliest of: (a) the date that your employment or service relationship with the Corporation and its Subsidiaries is terminated; (b) the date that you receive notice of termination of your employment or service relationship with the Corporation and its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law in the jurisdiction where you are employed or providing services or the terms of your employment agreement, if any; and (c) the date that you are no longer actively providing services to the Corporation and its Subsidiaries. The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence).
The following provisions apply if you are a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. You hereby authorize the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the 2006 Plan. You further authorize the Corporation, any Subsidiary, the Committee, as well as a third party stock plan service provider, to disclose and discuss the 2006 Plan with their advisors and to record all relevant information and keep such information in your employee file.
Notifications
Securities Law Information. You are permitted to sell or dispose of shares of Common Stock acquired under the 2006 Plan through E*Trade (or such other broker designated under the 2006

Plan), provided that the sale or disposal takes place outside of Canada on the facilities of a stock exchange on which the shares of Common Stock are traded (i.e., the Nasdaq).
CHINA
Terms and Conditions
Exercise of Option. The following provision supplements Section 5 of the Option Agreement:
Notwithstanding any provision of the Plan and the Agreement, due to legal restrictions in China, you will be required to pay the Exercise Price by a broker assisted cashless sell -all exercise, using a licensed securities broker acceptable to the Corporation, such that all shares of Common Stock subject to the Option will be sold immediately upon exercise (i.e., a “ same day sale” ) and the proceeds of sale, less the Exercise Price, any tax related items and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations, including but not limited to the restrictions set forth in this Appendix for China below, under “Exchange Control Information and Consent.” The Corporation reserves the right to provide you with additional methods of exercise depending on the development of local law.
Exchange Control Information and Consent. You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate the cash proceeds from the immediate sale of shares of Common Stock issued upon exercise of the Option to China. You further understand that such repatriation of the funds may need to be effected through a special exchange control account established by the Corporation or a Subsidiary. You hereby consent and agree that any funds received pursuant to the Option may be transferred to such special account prior to being delivered to your personal account. You also understand that the Corporation will deliver the funds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Funds may be paid to you in U.S. Dollars or local currency at the Corporation’s discretion. If the funds are paid to you in U.S. Dollars, you will be required to set up a U.S. Dollar bank account in China so that the funds may be deposited into this account. If the funds are paid to you in local currency, the Corporation is under no obligation to secure any particular exchange conversion rate and the Corporation may face delays in converting the funds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China.
FRANCE
Terms and Conditions
Non-Qualified Award. The Option is not intended to qualify for special tax and social security treatment applicable to options granted under Section L.225-177 to L.225-186-1 of the French Commercial Code, as amended.
Consent to Receive Information in English. By accepting the Option, you confirm having read and understood the 2006 Plan and the Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution de l’option, vous confirmez avoir lu et compris le 2006 Plan et ce Contrat, qui ont été communiqués en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.
GERMANY
There are no country-specific provisions.
HONG KONG
Terms and Conditions
Sale of Shares. In the event the Option vests within six months of the Grant Date, you agree that you will not dispose of the shares of Common Stock acquired pursuant to the exercise of the Option prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired pursuant to the exercise of the Option are accepted as a personal investment.
Notifications
Securities Law Information. WARNING: The Option and the shares of Common Stock subject to the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation and its Subsidiaries. The 2006 Plan, the Agreement, including this Appendix, and other incidental communication materials related to the Option have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The 2006 Plan, the Agreement, including this Appendix, and the incidental communication materials are intended only for your personal use and not for distribution to any other persons. If you have any questions or concerns about any of the contents of the 2006 Plan, the Agreement or any other incidental communication materials, you should obtain independent professional advice.
INDIA
Terms and Conditions
Exercise of Option. The following provision supplements Section 5 of the Option Agreement:
Notwithstanding any provision of the Agreement or the 2006 Plan to the contrary, due to exchange control restrictions in India, payment of the aggregate Exercise Price and any tax withholding may not be made pursuant to a cashless “sell to cover” exercise. The Corporation reserves the right to provide you with additional methods of payment in the future depending on the development of local law.
IRELAND
There are no country-specific provisions.
ISRAEL
Terms and Conditions

The following provision applies to you if you are in Israel on the Grant Date.
Israeli Sub-plan. You acknowledge and agree that the Option is granted under the Israeli sub-plan to the 2006 Plan which contains additional terms and conditions that govern the Option. In addition, the Option is subject to Section 102 capital gains route of the Income Tax Ordinance (New Version) - 1961, the rules and regulations promulgated in connection therewith (the "Ordinance"), any tax ruling to be obtained by the Corporation (collectively, the “CGR”), and the trust agreement, copies of which have been provided to you or made available for your review. You agree that the Option will be issued to and controlled by a trustee appointed by the Corporation (the “Trustee”) for your benefit, pursuant to the terms of the CGR and the trust agreement. You also confirm that you are familiar with the terms and provisions of Section 102 of the Ordinance and the CGR and understand that the Option and shares of Common Stock subject to the Option will be subject to the lockup period and you undertake not to sell or require the Trustee to release the Option or the underlying shares of Common Stock, prior to the expiration of the lockup period, unless you pay all taxes which may arise in connection with such sale and/or transfer.
The Corporation does not undertake to maintain the tax-qualified status and you acknowledge that you will not be entitled to damages of any nature whatsoever if the Option becomes disqualified and no longer qualify under the capital gains tax route.
The Option will be issued to the Trustee. The Trustee will hold the Option and the shares of Common Stock to be issued and all other shares of Common Stock received following any realization of rights, including bonus shares, dividends (whether in cash or in kind), or other rights issued or distributed in connection with the Option or the shares of Common Stock, in trust, until the later of: (i) the expiration of the minimum lockup period as required under Section 102, or (ii) the full payment of all requisite taxes by you, as shall be determined by the Corporation and the Trustee, in their sole discretion. You agree to comply with any additional requirements that may be imposed by a designated trustee for the 2006 Plan.
The Corporation and/or its Subsidiary and/or the Trustee shall be entitled to withhold Taxes according to requirement of any applicable laws, rules and regulations and the CGR. The Corporation and/or the Trustee shall not be required to release the Option and/or shares of Common Stock to you or to any third party until all required tax payments have been fully made or will be made to the full satisfaction of the Corporation and the Trustee.
Exercise of Option. Notwithstanding any provision of the Agreement or the 2006 Plan to the contrary, you are prohibited from surrendering shares of Common Stock already owned, from attesting to the ownership of shares of Common stock and from any net exercise to pay the Exercise Price in connection with the Option, unless expressly authorized by the Corporation to do so. The Corporation reserves the right to provide you with these methods of payment in the future.
Notifications
Securities Law Information. This offer of the Option does not constitute a public offering under the Securities Law, 1968.

ITALY
Terms and Conditions
Plan Document Acknowledgment. By accepting the Option, you acknowledge that you have received a copy of the 2006 Plan, the Agreement and the Notice of Grant and have reviewed the 2006 Plan, the Agreement, including this Appendix, and the Notice of Grant in their entirety and fully understand and accept all provisions of the 2006 Plan, the Agreement, including this Appendix, and the Notice of Grant.
You further acknowledge that you have read and specifically and expressly approve the following provisions of the Agreement: (i) Suspension or Termination of Option for Misconduct; (ii) Termination of Employment; (iii) Income Tax Withholding; (iv) Transferability of Option; (v) the 2006 Plan and Other Agreements; Other Matters; (vi) Data Privacy; and (v) the Nature of Grant Section in this Appendix.
JAPAN
There are no country-specific provisions.
KOREA
There are no country-specific provisions.
MALAYSIA
There are no country-specific provisions.
NETHERLANDS
There are no country-specific provisions.
POLAND
There are no country-specific provisions.
RUSSIA
Notifications
Securities Law Information. This Appendix, the Option Agreement, the 2006 Plan and all other materials that you may receive regarding the 2006 Plan, do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the 2006 Plan has not and will not be registered in Russia; hence, the securities described in any 2006 Plan-related documents may not be used for offering or public circulation in Russia.
TAIWAN
Notifications
Securities Law Information. The offer of participation in the 2006 Plan is available only for employees of the Corporation and its Subsidiaries. The offer of participation in the 2006 Plan is not a public offer of securities by a Taiwanese company.

UNITED KINGDOM
Terms and Conditions
Income Tax Withholding. The following provisions supplements Section 10 of the Option Agreement:
Without limitation to Section 10 of the Option Agreement, you agree that you are liable for all taxes and hereby covenant to pay all such taxes, as and when requested by the Corporation or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Corporation and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Corporation (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Corporation for the amount of any taxes not collected from or paid by you, if the indemnification could be considered to be a loan. In this case, the taxes not collected or paid within 90 days of the end of the U.K. tax year in which the event giving rise to the taxes occurs may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Corporation and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit.